FOR IMMEDIATE RELEASE	April 23, 2010
Contact: Susan M. Jordan
732-577-9997

Monmouth Real Estate Investment Corporation Closes Offering of
4,000,000 Shares of Common Stock

Freehold, New Jersey – April 23, 2010 – Monmouth Real Estate Investment Corporation (NASDAQ: MNRTA) (the “Company”) today announced the closing of its sale of 4,000,000 common shares at a price of $7.50 per share.  The Company received net proceeds of approximately $28.3 million which it intends to use to purchase additional properties in the ordinary course of business and for general corporate purposes.

Michael P. Landy, Executive Vice President of the Company, stated, “We are pleased to announce the closing of this successful transaction.  The transaction represents a further step toward our goal of increasing institutional visibility and sponsorship of our company and broadening our access to growth capital. We anticipate using the proceeds from this offering to continue to take advantage of attractive acquisition opportunities we see in our target markets.”

CSCA Capital Advisors, LLC acted as Placement Agent for the transaction.  The common shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale or offer to buy these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting CSCA Capital Advisors, LLC at 280 Park Avenue, 10th Floor, New York, NY 10017 or (212) 446-9177.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s portfolio consists of sixty-one industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.